Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-22219) of Zenith National Insurance Corp. of our report dated June 22, 2005 relating to the financial statements and supplemental schedule of The Zenith 401(k) Plan as of December 31, 2004 and 2003, and for the year ended December 31, 2004, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Los Angeles, CA

June 27, 2005